EXHIBIT 99.1

Press Release

HALLADOR ENERGY REPORTS 2019 1st QUARTER RESULTS OF $.23 PER SHARE CITING INCREASED COAL VOLUMES AND REVENUE

DENVER, May 6, 2019 - Hallador Energy Company (Nasdaq: HNRG) reports financial and operating results for the quarter ended March 31, 2019.   Hallador filed its Form 10-Q after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, “Hallador generated $14.7MM in Adjusted Free Cash Flow in the 1st quarter of 2019.  Considering that these results came from a company with a ~$150MM market cap and is 79% sold out for the next four years, represents exceptional value.”

Highlights for the quarter include:

•	Q1 2019 NET INCOME UP 228% VS. Q1 2018

o	$7.0 million, $0.23 per share for the quarter ended March 31, 2019.

•	GROWING CUSTOMER BASE HAS LED TO 25% INCREASE IN COAL VOLUMES Q1 2019 VS. Q1 2018

o

Throughout 2018 and 1st Quarter 2019, our Sunrise Coal subsidiary grew from 9 customers in 3 states to 17 customers in 8 states.  This growth in customers has increased our sales volume from 6.6 million tons in 2017 to a projected 8.2 million tons in 2019.

o	2.1 million tons of coal sold in Q1 2019, up from 1.7 million tons in Q1 2018

•	79% SOLD FOR 4 YEARS = GREAT FREE CASH FLOW VISABILITY

o

Sunrise coal continued to make sales during the quarter.  When looking at 2019 through 2022, 25.3 million tons are sold.  Thus, ~79% of our sales are contracted over the next four years at our new ~8.0 million-ton annualized pace.

•	THE STATE OF INDIANA HAS CHOSEN COAL

o

On April 24, 2019, the Indiana Utility Regulatory Commission (IURC) approved an Indiana utility’s request to upgrade environmental controls at a power plant we serve.  Additionally, the IURC denied the same utility’s request to close three coal units we serve and replace them with new combined cycle gas facilities.

•	We believe, the IURC’s decision is a material statement demonstrating that existing coal plants are lower cost than new natural gas plants in Indiana.

o	Furthermore, out of concern for the trend of increasing electricity rates, the Indiana legislature created a committee to study Indiana’s energy policy and release their findings by December 2020.

•	HALLADOR TO RELOCATE CORPORATE HEADQUARTERS

o	Effective June 1, 2019, Hallador will relocate corporate headquarters from Denver, Colorado to Terre Haute, Indiana, where the majority of the assets are currently managed.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Quarters Ended March 31,
	2019	2018
Net Income	$7,000	$2,132
Total Revenues	$89,313	$66,864
Tons Sold	2,130	1,707
Average Price per Ton	$40.02	$39.13
Bank Debt	$168,450	$190,737
Operating Cash Flow	$20,847	$13,193
Adjusted EBITDA*	$25,235	$19,756
Adjusted Free Cash Flow **	$14,652	$10,722
_____________________________________
*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.
**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP “net income” to non-GAAP “adjusted EBITDA” (in thousands).

	Quarters Ended March 31,
	2019	2018
Net income	$7,000	$2,132
Income tax expense (benefit)	(36)	166
Loss from Hourglass Sands	251	136
Loss from equity method investments	34	83
DD&A	11,732	10,829
ARO accretion	309	282
Loss on disposal of assets	-	532
Loss (gain) on marketable securities	(303)	154
Interest Expense	4,619	2,708
Other amortization	1,135	762
Stock-based compensation	494	1,972
Adjusted EBITDA	$25,235	$19,756

Reconciliation of GAAP “net income” to non-GAAP “adjusted free cash flow” (in thousands).

	Quarters Ended March 31,
	2019	2018
Net Income	$7,000	$2,132
Loss from equity method investments	34	83
Deferred income tax expense	193	369
DD&A	11,738	10,829
ARO accretion	309	282
Deferred financing costs amortization	543	457
Change in fair value of interest rate swaps	1,013	(158)
Loss on disposal of assets	-	532
Maintenance capex	(6,672)	(5,772)
Stock-based compensation less taxes paid	494	1,968
Adjusted Free Cash Flow	$14,652	$10,722

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, May 7, 2019, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10130749.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com.

Contact:Rebecca Palumbo

Investor Relations

Phone:(303) 839-5504 ext. 316